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                                                                    EXHIBIT 3(d)

                     ARTICLES OF AMENDMENT TO THE CHARTER OF
                       CORRECTIONS CORPORATION OF AMERICA
                 SETTING FORTH THE POWERS, PREFERENCES, RIGHTS,
                 QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF
                      SERIES B CONVERTIBLE PREFERRED STOCK


         The undersigned, acting on behalf of Corrections Corporation of America, a corporation incorporated under the Tennessee Business Corporation Act (the "Corporation"), adopts the following articles of amendment to its Charter:

         1. Pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the Tennessee Business Corporation Act and the provisions of the Charter of the Corporation, a series of class of authorized preferred stock, par value $1.00 per share of the Corporation is hereby created and the designations and number of shares thereof and the voting powers, preferences and relative participating optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

         A. Designation. The shares of such series shall be designated as Series B Convertible Preferred Stock (hereinafter referred to as the "Series B Preferred Stock"). The number of shares initially constituting the Series B Preferred Stock shall be 400,000, which number may be decreased (but not increased) by the Board of Directors, without a vote of shareholders; provided, however, that such number may not decreased below the number of then outstanding shares of Series B Preferred Stock.

         B.       Voting Rights.

                  1. Class Voting of Series B Preferred Stock and Common Stock. Except as otherwise required by law, or as specifically provided herein, the holders of shares of Series B Preferred Stock and the holders of the Corporation's $1.00 per share par value common stock (the "Common Stock") shall vote together as a single class on all matters submitted to a vote of the shareholders of the Corporation, with each holder of Series B Preferred Stock entitled to one (1) vote per share of Series B Preferred Stock owned by such shareholder at the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

                  2. Series B Preferred Stock Voting as a Class. Except as otherwise required by applicable law, the holders of the Series B Preferred Stock shall have no right to vote as a class.

         C. Dividends. No dividend may be declared or paid or set aside for payment to, or other distribution made upon, the Common Stock or on any other stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends unless the same dividends are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Series B Preferred Stock at a rate equal to two (2) times the dividend being paid on each share of Common Stock.



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         D.       Liquidation.

                  1. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, holders of each share of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock an amount per share equal to One and No/100 Dollar ($1.00)(the "Preference Amount"). The Preference Amount shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution, or winding up before any sums shall be paid or any assets distributed to the holders of shares of Common Stock or to the holders of any other stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to liquidation preferences, but after the payment of liquidation amounts to the holders of any other stock of the Corporation ranking senior to the Series B Preferred Stock as to liquidation preferences. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series B Preferred Stock of the Preference Amount, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series B Preferred Stock. After the Preference Amount payment shall have been made in full to the holders of the Series B Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series B Preferred Stock so as to be available for such payment, holders of the Series B Preferred Stock shall be entitled to participate in further distributions to the holders of the Common Stock of the Corporation as if all of the shares of the Series B Preferred Stock had been converted into shares of Common Stock pursuant to Section E hereof.

                  2. Whenever the Preference Amount shall be paid in property other than cash, the value of such distribution shall be the fair value thereof determined in good faith by the Board of Directors of the Corporation.

                  3. In case outstanding shares of Series B Preferred Stock shall be subdivided into a greater number of shares of Series B Preferred Stock, the Preference Amount in effect immediately prior to each such subdivision, simultaneously with the effectiveness of such subdivision, shall be proportionately reduced, and, conversely, in case outstanding shares of Series B Preferred Stock shall be combined into a smaller number of shares of Series B Preferred Stock, the Preference Amount in effect immediately prior to each such combination, simultaneously with the effectiveness of such combination, shall be proportionately increased.

         E. Conversion Rights. The holders of the Series B Preferred Stock shall have the following conversion rights:

                  1. Mandatory Conversion. At any time on and after January 1, 1998, at the election of the Corporation, each share of the Series B Preferred Stock will be converted automatically into 1.94 fully paid and nonassessable shares of Common Stock (the "Conversion Ratio"). This mandatory conversion shall occur with respect to all, but not less than all, of the Series B Preferred Stock within thirty (30) days of the Corporation's delivery of written notice thereof to each holder of the Series B Preferred Stock. The Conversion Ratio shall be subject to adjustment as provided in Section E.3. below.





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                  2. Right to Convert. On and after July 1, 1999, each holder of shares of Series B Preferred Stock may convert up to twenty-five percent (25%) of the total number of Series B Preferred Shares into 1.94 fully paid and nonassessable shares of Common Stock. On and after January 1, 2000, each holder of shares of Series B Preferred Stock may convert up to an additional twenty-five (25%) of the total number of Series B Preferred Shares into 1.94 fully paid and nonassessable shares of Common Stock. On and after July 1, 2000, each holder of shares of Series B Preferred Stock may convert up to an additional twenty-five percent (25%) of the total number of Series B Preferred Shares into 1.94 fully paid and nonassessable shares of Common Stock. On and after January 1, 2001, each holder of shares of Series B Preferred Stock may convert any unconverted shares of Series B Preferred Stock into 1.94 fully paid and nonassessable shares of Common Stock. The Conversion Ratio shall be subject to adjustment as provided in Section E.3. below. In the event of a liquidation of the Company, the conversion rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series B Preferred Stock.

                  3. Adjustment to Conversion Ratio Upon Occurrence of Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Conversion Ratio, simultaneously with the happening of such Extraordinary Common Stock Event, shall be adjusted by multiplying the then effective Conversion Ratio by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Conversion Ratio. The Conversion Ratio, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event(s). "Extraordinary Common Stock Event" shall mean (x) the issuance of additional shares of Common Stock as a dividend or other distribution on all outstanding shares of Common Stock, (y) a stock split or subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (z) a reverse stock split or combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                  4. Statement Specifying Adjusted Conversion Ratio. If the Conversion Ratio is adjusted, the Corporation shall file at its principal executive offices and shall mail within thirty (30) days after the date upon which such adjustment shall be made, by registered or certified mail to each registered holder of shares of Series B Preferred Stock, a statement signed by a responsible financial officer of the Corporation specifying the adjusted Conversion Ratio and setting forth in reasonable detail the method of calculation of such adjustment and the facts requiring the adjustment and upon which the calculation is based.

                  5. Exercise of Conversion Privilege. To exercise the conversion privilege pursuant to Section E.2., a holder of Series B Preferred Stock shall surrender the certificate(s) representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such shareholder elects to convert such shares. Such notice also shall state the name(s) and address(es) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be issued. The certificate(s) for shares of Series B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the




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Corporation, together with the certificate(s) representing the shares of Series
B Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the holder of the shares of Series B Preferred Stock being converted, or on its written order, such certificate(s) as it may request of the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock in accordance with the provisions of this Section E.5., and cash, as provided in Section E.6., in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the shares of Common Stock represented thereby.

                  6. Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Preferred Stock. Instead of any fractional shares of Common Stock that otherwise would be issuable upon conversion of Series B Preferred Stock, the Corporation shall pay to the holder of the shares of Series B Preferred Stock that were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the fair market value price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether any fractional shares are issuable shall be based upon the total number of shares of Series B Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series B Preferred Stock being converted.

                  7. Partial Conversion. In the event some, but not all, of the shares of Series B Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the holder of the shares of the Series B Preferred Stock that were converted, a new certificate(s) representing the number of shares of Series B Preferred Stock that were not converted.

                  8. Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as from time to time shall be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  9. No Charge for Conversion. The issuance of certificates for shares of Common Stock upon the conversion of any shares of the Series B Preferred Stock shall be made without charge to the converting holder for such certificates or for any tax in respect of the issuance of such certificates, and such certificates shall be issued in the name of, or in such names as may be directed by, the holder of the Series B Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes or other government charges which may be payable in




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respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the Series B Preferred Stock, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or other government charge or shall have established to the reasonable satisfaction of the Corporation that such tax or other government charge has been paid or provided for. The Corporation may also require, as a condition to the issuance and delivery of any such certificate, an opinion of counsel acceptable to the Corporation to the effect that the proposed transfer does not require registration under federal or any state securities law.

                  10.      Notices of Record Date.  In the event of any:

                           a. taking by the Corporation of a record of the
                  holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

                           b. capital reorganization of the Corporation, any
                  reclassification or recapitalization of the capital stock of the Corporation, a merger, or a sale; or

                           c. voluntary or involuntary dissolution, liquidation,
                  or winding up the Corporation;

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series B Preferred Stock a notice specifying (i) the record date for such dividend, distribution, or right and a description of such dividend, distribution, or right, (ii) the date on which any such reorganization, reclassification, recapitalization, merger, or sale is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, merger, sale, dissolution, liquidation, or winding up. Such notice shall be mailed at least 10 days prior to the date specified in such notice on which such action is to be taken.

         F. Dividend Payment Upon Conversion. At the date of any conversion, whether pursuant to the holder's option described in Section E.2. or whether such conversion is automatic pursuant to Section E.1., the Corporation shall pay to the holder of record of any Series B Preferred Stock surrendered for or subject to conversion any cumulated but unpaid dividends on the shares so converted. This payment shall be made by the Corporation in cash or in marketable securities of the Corporation or another issuer having a fair market value on the date of payment in an amount equal to the cumulated dividend so paid. For purposes hereof, "marketable securities" shall mean equity securities of an issuer which have been registered under the Securities Exchange Act of 1934, as amended, and which are listed on a national securities exchange or included in an interdealer quotation system which reports last sale information.

         G. No Reissuance of Series B Preferred Stock. No share(s) of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be




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reissued, and, upon conversion, all such shares shall be canceled, retired, and eliminated from the shares that the Corporation shall be authorized to issue. The Corporation from time to time may take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series B Preferred Stock accordingly.

         H. No Dilution or Impairment. The Corporation will not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series B Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against dilution or other impairment.

         I. Transfer Restriction. Prior to January 1, 2001, no holder of Series B Preferred Stock may sell or dispose of (except by bona fide pledge where the pledgee is subject in all respects to the transfer provisions of this Section I) his or her shares of Series B Preferred Stock; provided, however, that, in the event of the death of a holder of shares of Series B Preferred Stock, the shares of Series B Preferred Stock owned by such shareholder may be transferred by will or intestate succession.

         Dated this 2nd day of October, 1997.


                                   CORRECTIONS CORPORATION OF AMERICA



                                   By: /s/Darrell K. Massengale
                                       -----------------------------------------
                                          Darrell K. Massengale
                                          Chief Financial Officer and Secretary




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